Exhibit 10.1

3 Columbus Circle 24th Floor New York, NY 10019 T 646 792 5600 F 212 489 1310 www.cohenandcompany.com

Binding Principal Terms and Conditions (“Term Sheet”)

Up to 20mm Share Equity Forward

I. PARTIES

SPAC:	Sizzle Acquisition Corp. (the “Issuer”).

Target:	Critical Metals Corp. (“NewCo” or the “Target” or the “Company”).

Investor:	Vellar Opportunities Fund Master, LTD. (“Vellar” or “Investor”); Vellar shall have the right to novate such agreement to third parties at any time after execution of definitive documentation in connection with the Transaction (provided that any such third parties shall expressly agree in writing with the Issuer to be subject to the “Trust Account Waiver” provisions below that apply to Vellar as if such third parties were the original “Investor” party hereunder).

Transaction:	Equity Forward referencing up to 20 million shares of the Issuer’s Class A common stock (the “Shares”) to be entered into via mutually agreeable transaction documents prior to the proposed business combination between Issuer and Target (the “Business Combination”).

II. TRANSACTION DESCRIPTION; STRUCTURE

Recycled Shares:	Shares of SPAC held by Investor prior to the closing of the Business Combination. Investor agrees to not exercise its redemption rights in connection with the Business Combination in respect of any Recycled Shares. Any purchases of SPAC Shares by Investor or Vellar prior to the deadline of the SPAC’s redemption offer in connection with the Business Combination will be at a price no higher than the Initial Price.

In respect of the Recycled Shares Investor: (a) will waive any redemption rights arising from the Business Combination and (b) will not vote such Shares in connection with the Business Combination.

Additional Shares:	Shares of Newco purchased by Investor from Target at the closing of the Business Combination (the “Closing”).

Tenor:	24 months from the Closing (the “Maturity Date”).

Initial Price:	The redemption price per share.

Reset Price:	50% of the closing price on each trading day, subject to reduction upon mutual agreement.

Prepayment Amount:	A cash amount equal to (i) the number of Recycled Shares multiplied by (ii) the Initial Price.

The Target will pay the Prepayment Amount to the Investor from the proceeds remaining at closing in the SPAC’s trust account, at the earlier of (i) one business day following the Closing, and (ii) the date on which any funds are disbursed from the SPAC’s trust account in connection with the Closing.

Three business days following the payment of the Prepayment Amount by the Target, Investor will pay a cash amount to NewCo equal to the product of (i) $1.00 and (ii) the number of Recycled Shares (the “Prepayment Forward Amount”), less the sum of (x) $50,000 as reimbursement for legal fees incurred by Investor, and (y) an amount equal to the product of (a) $0.10 and (b) the number of Recycled Shares.

Number of Shares Adjustment:	A number of Shares provided in a notice by Investor with aggregate proceeds equal to the total cash amount of the (i) Prepayment Forward Amount plus the (ii) Funding Election Amount.

Tenor Acceleration:	In the event that NewCo’s daily VWAP share price falls below $6.00 for a period of time to be determined in the definitive documentation for the transaction (a “Trigger Event”), then Vellar may elect at such time or at any time thereafter to accelerate the Maturity Date to the business day on which such election is made (such election, an “Acceleration Election”).

3 Columbus Circle 24th Floor New York, NY 10019 T 646 792 5600 F 212 489 1310 www.cohenandcompany.com

Optional Early Settlement:	At any time at Vellar’s election, Vellar may settle the Transaction in part or in whole by issuing an Optional Early Settlement Notice to Target, specifying the Number of Shares with respect to which the Transaction is to be settled.

Upon issuance of such a notice, Investor will be obligated to pay to Target a Cash Amount equal to the then in effect Reset Price, multiplied by the number of shares specified in such notice.

The Number of Shares specified in such a notice will be Terminated Shares for purposes of calculating the Settlement Amount Adjustment (as defined below). If at any point the number of Terminated Shares equals the Number of Shares underlying the Transaction, then the Transaction will be deemed to have been terminated.

Waiver of Bulldog Clause:	Issuer shall waive its “bulldog clause” and any other restrictions that would be caused by Vellar entering into this Transaction.

Indemnification:	Company will indemnify Investor and Vellar for its regulatory filings related to the Transaction.

Form 8-K Disclosure:	Issuer shall preview with Vellar the Form 8-K it intends to file in connection with the Transaction and shall consult with Vellar to ensure that such Form 8-K adequately discloses the material terms and conditions related to the Transaction in form and substance reasonably acceptable to Vellar, including: (a) the amount of shares submitted for redemption, (b) the cash balance in the trust account available to pay redemptions as of the date of the 8-K, (c) the number of Recycled Shares, (d) the purpose of Investor’s purchases of Shares, (e) the impact of Investor’s purchases on the likelihood of shareholder approval for the Business Combination, and (f) the nature of the SPAC shareholders who sold to Investor.

In addition, the Issuer and the Target shall comply with the disclosure requirements set forth in the SEC’s Tender Offer Rules and Schedules—Questions and Answers of General Applicability—Question 166.01.

Funding Election:	At the closing of the business combination, NewCo shall issue a number of Additional Shares in the amount of up to 20 million less the amount of Recycled Shares and the Investor will provide to NewCo a cash amount equal to $10m, less the amount funded under the Prepayment Forward Amount (such amount, the “Funding Election Amount”).

Dilutive Offering Reset:	To the extent the Company issues or sells Shares, or securities convertible into Shares, at a price lower than the Initial Price (other than pursuant to the Company’s publicly announced equity compensation programs and arrangements), the Reset Price will be decreased to the price of such issuance or sale (the “Dilutive Offering Price”).

Registration Rights:	The Investor will have registration rights with respect to any Shares it holds or is issued by Target. Such registration rights will be customary for this type of transaction. Such rights will include an obligation for Target to file a registration statement with respect to Investor’s Shares within 15 business day of Target’s issuance of Additional Shares to Investor, and use reasonable best efforts to cause such registration statement to be made effective within 90 calendar days of Target’s issuance of Additional Shares to Investor.

Governing Law and Jurisdiction:	New York law applicable to contracts entered into and performed in New York. Jurisdiction shall be in courts located in the Southern District of NY.

Covenants:	From the execution of this Term Sheet until the final settlement of the Transaction (i) no similar structure in place, including no equity line of credit, equity support or other similar types of agreement (except that the commitments for the equity line of credit with affiliates of Global Emerging Markets may continue upon execution of this Term Sheet as long as such commitments are terminated at the Closing), and (ii) no dividends, or payments of bonus compensation to management of Target.

Settlement Amount:	70 trading days following the end of the Valuation Period (the “Settlement Date”), Investor shall pay to the Company a cash amount equal to (a) the product of (i) the number of freely saleable Shares underlying the Transaction, excluding any Shares used to calculate the Number of Shares Adjustment, multiplied by (ii) the VWAP determined over a period to be mutually agreed by the Investor and NewCo, following the Maturity Date (such period, the “Valuation Period”), less the Settlement Amount Adjustment. The Settlement Amount Adjustment is to be a cash amount equal to (i) the product of 20,000,000 Shares less Terminated Shares and (ii) 2.00.

3 Columbus Circle 24th Floor New York, NY 10019 T 646 792 5600 F 212 489 1310 www.cohenandcompany.com

Break-Up Fee:	A break-up fee equal to (i) all of Investor’s reasonable costs and expenses relating to the Transaction (not to exceed $50,000), (ii) $200,000 in cash and (iii) 200,000 Shares of Newco shall be payable by the Combined Company to Investor in the event the Transaction is terminated by the Issuer and the Business Combination closes. If the Transaction is terminated by the Issuer pursuant to this Section, the Break -Up Fee shall not be payable only in the event that the Business Combination is terminated pursuant to the terms and conditions of the agreement governing such Business Combination.

Subject to paying the break-up fee described above, the Issuer and/or Newco may terminate the transaction at any time, in their sole discretion, on or prior to the time that Vellar first purchases any Recycled Shares after the deadline for redemptions of Shares under Issuer’s certificate of incorporation (the “Redemption Deadline”). Upon such termination, the parties will have no further obligations under this Term Sheet or the Transaction other than, if applicable, the obligation to pay the Break-Up Fee above, and the provisions of the “Trust Account Waiver” below. The Issuer and/or NewCo may not terminate the transaction after Vellar purchases any Recycled Shares after the Redemption Deadline.

Trust Account Waiver:	Investor understands that the Issuer has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering and the overallotment securities acquired by its underwriters and from certain private placements occurring simultaneously with such initial public offering (including without limitation interest accrued from time to time thereon) for the benefit of the Issuer’s public shareholders (including without limitation overallotment shares acquired by the Issuer’s underwriters, the “Public Shareholders”), and that the Issuer may only disburse monies from the Trust Account in the circumstances described in the final prospectus of the Issuer, dated as of November 3, 2021 and filed with the U.S. Securities and Exchange Commission (File Nos. 333-254182 and 333-260752) on November 8, 2021, and the Investment Management Trust Agreement, dated November 3, 2021, as amended, by and between the Issuer and Continental Stock Transfer & Trust Company, as trustee. For and in consideration of the Issuer entering into this Term Sheet, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Investor hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Term Sheet, neither Investor nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom to Public Shareholders (“Public Distributions”), or make any claim against the Trust Account or Public Distributions, with respect to any claims based upon, arising or resulting from, in connection with, or relating in any way to, this Term Sheet or the Transaction, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Investor on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that Investor or any of its affiliates may have against the Trust Account or Public Distributions now or in the future and will not seek recourse against the Trust Account or Public Distributions for any Released Claims. Investor agrees and acknowledges that such irrevocable waiver is material to this Term Sheet and specifically relied upon by the Issuer and its affiliates to induce the Issuer to enter in this Term Agreement, and Investor further intends and understands such waiver to be valid, binding and enforceable against Investor and each of its affiliates under applicable law. Notwithstanding the foregoing, this Section shall not affect (i) the right of Investor to receive the Prepayment Amount Investor is owed by Issuer pursuant to its acquisition and election not to redeem Recycled Shares pursuant to the Transaction or (ii) any rights of Investor or its affiliates to receive distributions from the Trust Account in their capacities as Public Shareholders upon the redemption of their shares or the liquidation of the Issuer if it does not consummate its initial business combination prior to its deadline to do so. The provisions of this Section shall survive the Closing or any termination of this Term Sheet or the Transaction and last indefinitely.

3 Columbus Circle 24th Floor New York, NY 10019 T 646 792 5600 F 212 489 1310 www.cohenandcompany.com

This Term Sheet shall be binding upon and inure solely to the benefit of each party and its successors, and nothing herein, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Term Sheet.

Vellar Opportunities Fund Master, LTD.			Sizzle Acquisition Corp.

By:	/s/ Solomon Cohen		By:	/s/ Steve Salis
	Name:	Solomon Cohen		Name:	Steve Salis
	Title:	Director & Portfolio Manager		Title:	CEO

Critical Metals Corp.

By:	/s/ Tony Sage
	Name:	Tony Sage
	Title:	Executive Chairman

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